Exhibit 99.2

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Announces

Analyst Day on September 15, 2015

SAN JOSE, California, July 27, 2015--Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading company in high performance power solutions, today announced the details of its 2015 Analyst Day. MPS will host the Analyst Day from 9 am to noon (PT) on Tuesday, September 15, 2015 at its headquarters in San Jose, California.

The event will include presentations from members of MPS’s management team, followed by a question and answer session. To RSVP for the event, please email investors@monolithicpower.com.

Parties not present at the event can view the presentation slides and listen to the live audio webcast through the Investor Relations page of the MPS website at http://ir.monolithicpower.com. An audio replay of the webcast will be available shortly after the end of the meeting for one year at the same location.

About Monolithic Power Systems

Monolithic Power Systems, Inc. (MPS) provides small, highly energy efficient, easy-to-use power solutions for systems found in industrial applications, telecom infrastructures, cloud computing, automotive, and consumer applications. MPS' mission is to reduce total energy consumption in its customers' systems with green, practical, compact solutions. The company was founded by Michael R. Hsing in 1997 and is headquartered in San Jose, CA. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777